UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): November 16, 2016

EASTMAN CHEMICAL COMPANY

(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-12626	62-1539359
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 South Wilcox Drive Kingsport, TN	37662
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (423) 229 - 2000

None

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On November 16, 2016, Eastman Chemical Company (the “Company”) issued a press release announcing its offering of €700 million (or $762 million based on the euro/U.S. dollar exchange rate as of November 10, 2016 as published by the U.S. Federal Reserve Board) aggregate principal amount of notes (the “Offering”). The Offering is expected to be completed on November 21, 2016. The Company intends to use a portion of the net proceeds from the Offering to complete its previously announced cash tender offer (the “Tender Offer”) for up to $400 million combined aggregate principal amount of the Company’s 4.5% notes due 2021, 3.6% notes due 2022, 7 1⁄4% debentures due 2024, 7 5⁄8% debentures due 2024, 3.80% notes due 2025 and 7.60% debentures due 2027 (collectively, the “Notes”), which Tender Offer will expire on November 29, 2016, unless extended or earlier terminated, and to redeem the approximately $160 million outstanding aggregate principal amount of the Company’s 6.30% notes due 2018 (the “2018 notes redemption”). The Company intends to use the remaining net proceeds to repay or redeem a portion of the $500 million outstanding aggregate principal amount of the Company’s 2.4% notes due 2017, either at or prior to maturity. Any proceeds not used for the foregoing will be used for general corporate purposes, which may include working capital, capital expenditures, the repayment of other indebtedness outstanding from time to time, and other matters in connection with the implementation of the Company’s strategic initiatives. Pending the application of any net proceeds, the Company expects to invest such net proceeds in short-term investments. Completion of the Offering is a condition to the completion of the Tender Offer. A copy of the Company’s press release announcing the Offering is filed as Exhibit 99.1 hereto, and is incorporated herein by reference.

On November 15, 2016, the Company issued a press release announcing the extension of the early tender date and price determination date for the Tender Offer. The early tender date for the Tender Offer, as so extended, was 5:00 p.m., New York City time, on November 15, 2016 (the “Early Tender Date”), and the price determination date for the Tender Offer, as so extended, was 2:00 p.m., New York City time, on November 16, 2016. On November 16, 2016, the Company issued a press release announcing that approximately $857 million in combined aggregate principal amount of Notes were validly tendered and not validly withdrawn on or prior to the Early Tender Date in its Tender Offer. The Company also announced that it has increased certain of the tender caps in the Tender Offer. Also on November 16, 2016, the Company issued a press release announcing the pricing terms of the Tender Offer. Copies of the Company’s press releases announcing the extension of the early tender date and price determination date for the Tender Offer, early results and increase in certain tender caps in the Tender Offer and the pricing terms of the Tender Offer are filed as Exhibits 99.2, 99.3 and 99.4 hereto, respectively, and are incorporated herein by reference.

The information contained in this report shall not constitute an offer to sell, or a solicitation of an offer to purchase, any securities in any jurisdiction in which such offer, solicitation or sale would be unlawful. The Tender Offer is being made solely pursuant to the Offer to Purchase and related Letter of Transmittal, which set forth the complete terms of the Tender Offer.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

Number	Exhibit

99.1	Press release announcing public offering of notes dated November 16, 2016

99.2	Press release announcing extension of early tender date and price determination date for cash tender offer for certain outstanding debt securities dated November 15, 2016

99.3	Press release announcing early results of cash tender offer for certain outstanding debt securities and increase in certain tender caps dated November 16, 2016

99.4	Press release announcing pricing terms of cash tender offer for certain outstanding debt securities dated November 16, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EASTMAN CHEMICAL COMPANY

Date: November 16, 2016	By:	/s/ Brian L. Henry
Brian L. Henry Senior Securities – Governance Counsel and Assistant Secretary

EXHIBIT INDEX

Exhibit Number	Exhibit

99.1	Press release announcing public offering of notes dated November 16, 2016

99.2	Press release announcing extension of early tender date and price determination date for cash tender offer for certain outstanding debt securities dated November 15, 2016

99.3	Press release announcing early results of cash tender offer for certain outstanding debt securities and increase in certain tender caps dated November 16, 2016

99.4	Press release announcing pricing terms of cash tender offer for certain outstanding debt securities dated November 16, 2016